Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact:
Scott Fleming
336-436-4879
Investor@labcorp.com

Shareholder Direct:
(800)LAB-0401
www.labcorp.com

LABCORP® ANNOUNCES STOCK REPURCHASE PROGRAM

Burlington, NC, May 3, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that its Board of Directors has authorized a new stock repurchase program under which LabCorp may purchase up to an aggregate of $250,000,000 of its Common Stock from time-to-time.

The purpose of LabCorp’s stock repurchase program is consistent with its goal of making investments of the company’s cash resources that enhance shareholder value.

Any purchases under LabCorp’s stock repurchase program may be made from time-to-time in the open market or in privately negotiated transactions and may be initiated and discontinued at any time. Common stock acquired through the program will be available for general corporate purposes. There are currently no specific plans for the shares that may be purchased under the program.

About LabCorp
Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, and US LABS based in Irvine, CA. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004, and subsequent SEC filings.

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